EXHIBIT 99.2

EDCI 3Q2009 Investor Conference Call Script
Final  - 11/02/2009

EDCI – 3Q2009 EDCI Holdings, Inc.
Investor Conference Call

November 2, 2009 @ 9:00 AM EST

CORPORATE PARTICIPANTS (in order of appearance)

Kyle E. Blue
EDCI Holdings, Inc. – Office of the CFO

Clarke H. Bailey
EDCI Holdings, Inc. –Chairman and Chief Executive Officer

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Roger J. Morgan
EDC, LLC – Executive Vice President, International Operations

Michael D. Nixon
EDCI Holdings, Inc. – Office of the CFO

Operator

Good morning. I will be your conference operator today. At this time, I would like to welcome everyone to the third quarter 2009 investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

Kyle E. Blue - EDCI Holdings, Inc. – Office of the Chief Financial Officer

[KEB Introduction]:  Thank you.  Good morning and welcome to EDCI Holdings' 3Q2009 Investor Conference Call.  This is Kyle Blue, Treasurer and head of Investor Relations within EDCI’s Office of the CFO.   Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.  You will also be able to find the related press release at the Company's website.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s continuing UK and German operations, and excludes the discontinued, now-sold U.S. operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  Now onto the Safe Harbor Provision.  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release.  All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

[3Q2009 Conference Call Speaker Introduction]:  I would now like to turn the call over to EDCI’s Chairman and Chief Executive Officer, Clarke Bailey.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

Thank you, Kyle.  On today’s 3Q2009 Investor Conference Call, I will review the analysis and thinking that led to the unanimous recommendation by the EDCI Board of Directors of a dissolution process to EDCI’s stockholders and will also discuss the continued challenges we face at EDC.  I will then turn the call over to Matt Behrent, who will provide more detail on the Plan of Dissolution along with the timetable.  Roger Morgan will join us from Europe, from which he oversees EDC International’s Disc business.  Roger will provide an update on the deteriorating environment for the sale of CDs in Europe, a status report on the consolidation of the Blackburn volumes into Hannover along with the closure of the Blackburn facility and finally a summary of the numerous significant disputes that are outstanding with our major customer, Universal Music.  Last, Michael Nixon, one of the members of the Office of the CFO, will present EDCI’s 3Q2009 and year-to-date results.   Again, these results are available in detail in the press release issued earlier.  I will then ask Kyle Blue to arrange to take your questions.

[EDCI Plan of Dissolution]:  As most of you are aware, we have talked during many of our previous conference calls about the possibility of pursuing the voluntary dissolution and liquidation of EDCI as one of the strategic alternatives to maximize stockholder value.  On August 18 and on October 14, 2009, the EDCI Board of Directors unanimously approved recommending a dissolution process to the EDCI Stockholders.  I can assure you that the decision by the EDCI Board of Directors was not taken lightly and involved extensive analysis, numerous Board and Committee meetings, input from major stockholders and counsel from outside advisors.  The EDCI Board of Directors, in making its determination, considered the following major factors:

1)	The continued uncertain and fragile economy which makes it extremely difficult to predict the potential earnings stream of acquisition targets;

2)	The excessive valuation expectation of sellers;

3)	The depressed, expensive and limited credit markets;

4)	The typical gestation period of up to 24 months to effectuate a transaction during which period EDCI would probably need to augment it’s staff to execute and integrate an acquisition; and

5)	The unacceptable cash burn at EDCI as a result of being a publicly traded company and the requirement to oversee EDC and to continue to seek value for that investment.

To put it in perspective, the cash burn is approximately 6.2% of our current market capitalization, and that is after the allocation of shared corporate expenses to EDC.  As we stated in our 2Q2009 earnings call, there is not much more we can do that would materially reduce expenses at EDCI.  As you may recall, we have already lowered headcount, reduced salaries by 19%, eliminated unnecessary outside consultants and lowered the fees paid to 3rd party providers.  What remains are essential personnel and expenses.  Further, if we were to plan for a continued aggressive pursuit of acquisitions, or if EDC became unable to support its allocation of shared expenses, that cash burn would increase.

Assuming a favorable vote by stockholders, we plan to distribute up to $30 million, probably in the first quarter of 2010.  The remaining $22 million is being held in reserve to satisfy known and unknown liabilities and will be distributed as those liabilities are satisfied or when the EDCI Board of Directors believes the reserves are no longer reasonably necessary.  The range of distributions in the proxy also reflects zero value for EDC.  However, the ultimate timing of the distribution cannot be predicted at this time.  The management team conducted an exhaustive study, which was reviewed in great detail by the EDCI Audit Committee and EDCI Board of Directors, of the potential liabilities that exist or could arise in the future.  Unlike many dissolutions, this one is more complex given the long history of businesses owned and operated by EDCI and its current investment in EDC.  The categories of expenses requiring the largest reserves are operating expenses and reserves for known and unknown contingent liabilities, which Delaware law requires us to estimate conservatively.  With regard to the operating expenses, it is vital that EDCI maintain sufficient reserves to enable it to pay all its corporate expenses in the event it is unsuccessful in reducing its public company costs or EDC cannot support its allocation of shared expenses.  Matt will provide more detail on the reserve analysis later in the call.

In summary, although I believe this is the best outcome for stockholders, I am deeply disappointed that we have been unable to consummate an acquisition that would enhance stockholder value and extend the life of EDCI.  Having led the reincarnation of EDCI’s predecessor in the early 90’s, I am sorry that we were not able to replicate those results.  This was a very difficult decision for our Directors to make but I compliment them on their objectivity, hard work and concern for all constituencies.  The same goes for the management team at EDCI.  If the dissolution is approved and the Securities & Exchange Commission allows us to limit our reporting and compliance obligations, many of our talented employees will be leaving us in 2010.  It is with gratitude and heavy heart that I wish them well in the next chapter of their lives.

[EDC Continued Challenges]:  The EDC story has not changed much since our 2Q2009 investor conference call, with the exception that the deterioration in the environment and business has accelerated.  Total revenue in 3Q2009 slid 27% versus 3Q2008.  This was slightly better than the results in our 2Q2009, down 33%, but alarmingly at a decline rate that cannot be tolerated.  The dramatic drop in sales almost eliminated our EBITDA in the 3Q2009, dropping to $1.1 million from $4.6 million in the 3Q2008.  Given the dire prediction for sales of CDs in Europe, the only measures we can take involve reducing expenses.  As I mentioned in our last call, EDC had initiated discussions with the Works Council representing the labor force in Hannover to obtain wage concessions.  Unfortunately, the Works Council is unwilling to even enter into negotiations on the topic.  The Works Council does so with full knowledge of the dismal market for CDs and the worsening and unsustainable results for EDC.  The management structure of EDC, on the other hand, may be simplified in the near term.  We have commenced a search for a Chief Operating Officer (COO) of EDC given that the four Managing Directors of Hannover have decided not to enter into new arrangements to remain with EDC beyond December 31, 2009.  We are making good progress in identifying a capable COO and are optimistic that we will be able to select that person in the next several months.

The obligatory, yet traumatic, closing of the Blackburn facility and consolidation of the Blackburn volumes into Hannover is proceeding very well.  Even though we have received limited cooperation from Universal Music, we are firmly on schedule to complete the consolidation by year end 2009.  We have yet to obtain approval from Wachovia, but conversations are cordial and progressing.  Finally, I would like to thank the management and employees at Blackburn for their professionalism, dedication and loyalty during a very difficult time.  Their attitudes and behavior have been exemplary even though they are working to eliminate their own jobs.  I wish them success and prosperity as they leave the EDC family.

The relationship with Universal Music International is still very much impaired.  As Roger Morgan will discuss in more detail, we are proceeding to arbitration on the distribution Key Failure Notice (KFN) and have requested to go to arbitration on Universal’s opposition to the consolidation of Blackburn volumes into Hannover. We continue to believe UMG’s positions have no merit and intend to vigorously pursue both matters; however, there can be no guarantee as to the outcome.

[Hand-off to Matt Behrent]:  I would now like to turn the call over to Matt Behrent, Executive Vice President of Corporate Development, to provide more information on the Plan of Dissolution.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

[Plan of Dissolution Timeline]:  Thank you Clarke.  As you have seen, we filed the preliminary proxy for the plan of dissolution on Monday, October 26.  Assuming moderate SEC comments, we should be in a position to file a final proxy by late November and hold the stockholder meeting in early January.  This schedule actually works well as, once the stockholders approve the plan of dissolution, EDCI will need to begin reporting its financials on a liquidation basis of accounting, and therefore approval of the plan of dissolution in early January of 2010 means we will not have to incur the cost of a final 2009 audit and 10-K using liquidation accounting, and instead will do so on an unaudited basis in our 1Q2010 10-Q.

We expect to make the initial dissolution distribution in the first quarter of 2010, shortly after stockholder approval.  The Board of Directors has not yet made a decision as to the portion of the initial dissolution distribution of up to $30 million that would be allocated for a tender offer.  The primary reason for considering a tender offer is because in a dissolution, stockholders will not be able to recognize a tax loss on their EDCI shares – if applicable – until substantially all distributions have been made, most likely towards the end of the three-year dissolution period.  Given the low trading volume in EDCI shares, we thought providing additional liquidity through a tender offer could accommodate the needs of stockholders who would prefer to recognize losses near-term vs. holding through the dissolution period for the maximum potential recovery.  While we have not set the amount or the per share price of a tender, we expect it will be for less than 50% of the total $30 million potential initial distribution, and that it would be done at a per share price near the low-end of the dissolution range in the proxy.  Thus, depending upon EDCI’s stock performance, the tender offer could be at a discount to current trading levels.  However, even such an alternative could be preferable to stockholders who prefer near term liquidity that they could not otherwise obtain in the public markets.

The next step after the initial dissolution distribution and tender offer is to seek to minimize EDCI’s public company costs through an SEC no-action approach that has been applied to companies in dissolution.  This would result in EDCI no longer filing 10-Ks or 10-Qs, which would substantially reduce both SEC costs and related Sarbanes-Oxley compliance costs.  EDCI would, however, continue to file material updates on the plan of dissolution on forms 8-K and through press releases.   We plan to seek this relief by the end of the second quarter of 2010.  Because the SEC conditions approval of this limited reporting on, among other factors, the cessation of trading of a registrant’s stock, we felt that this time frame provided a good amount of time for stockholders to continue to trade shares on the public markets, while leaving EDCI flexibility to pursue other alternatives for reducing public company expenses, such as a reverse split to go private, if the SEC does not approve limited reporting for EDCI.

[Plan of Dissolution Reserve Analysis]:  With regard to EDCI’s reserves analysis, there are a couple of points we would like to highlight.

First, the distribution range reflects zero value for EDCI’s investment in EDC, given the uncertainty in realizing any value from that investment either through a strategic sale, or through potential cash distribution once the third party debt of $7 million is repaid. Having said that, we continue to aggressively look for ways to achieve value for our investment in EDC.  Since we do continue to entertain strategic discussions, it is important to note the dissolution reserves analysis is not a valuation of EDCI or its investment in EDC.  It is a conservative analysis to ensure that EDCI is retaining sufficient cash to manage down its liabilities, and accordingly, it is inappropriate to place value on assets that may or may not generate cash that can be used to manage down those liabilities.

Second, you will note that there are significant reserves for public company costs that could be incurred in the event we are unsuccessful in our efforts to reduce our public company costs.  Thus, if EDCI were able to obtain relief from public company costs, it would likely be able to make additional distributions at that time.

Third, there are significant reserves for the incremental overhead costs that could be incurred if EDC is unable to continue to support its allocation of expenses it shares with EDCI.  We are required to reserve for that contingency because, right now, EDC’s portion of those shared costs are primarily supported through cash flow from the European operations, which remain subject to declining industry conditions and the KFN risks.

Fourth, the reserve for contingent liabilities is a unique requirement under the dissolution statutes – unlike US general accepted accounting principles, it requires reserves for both known contingencies as well as unknown contingencies that are likely to arise or to become known to EDCI within 10 years after the Effective Date, taking into account the existing and past operations of the businesses owned or operated by EDCI.  Due to Director fiduciary obligations and the risk that, if the reserves are insufficient to meet actual liabilities, stockholders could be required to disgorge previously received dissolution distributions, we have taken a relatively conservative approach in establishing those reserves.  Further, given that we do not want potential claimants to know the risks we have reserved for, we are obviously unable to provide any additional details as to the composition of these reserves beyond those in the proxy.  With regard to the two items we have broken out, it is worth noting that the pension and post-retirement benefit reserve is a legacy plan, and is the only amount of pension liability included in EDCI’s consolidate financial statements that is a liability of EDCI, and the tax reserves are subject to specific statutes of limitations that expire primarily in 2010.

I would like now to turn over the call to Roger Morgan, Executive Vice President of International Operations of EDC, LLC to review the operating results.

Roger J. Morgan - EDC, LLC - Executive Vice President, International Operations

[Intl. Disc Industry Trends]:  Thank you Matt.  Let’s start with the international industry situation. The 3Q continued to be a difficult time for entertainment retailers and content owners alike and as a consequence for all supply chain service providers to the industry including EDC. Despite continuing industry rationalization, the decline in demand for the physically packaged entertainment product continues to outpace rationalization resulting in increased underutilization of capacity, loss of operating leverage and continuing pressure on prices and margins.

Retailers and content owners continue to be very cautious in their volume forecasts exerting tight control on inventory levels. As a result stock piling, which typically takes place in 3Q to support peak seasonal demands in 4Q, has not been evident. Initial order quantities for new release items continue to decline and replenishment orders are increasingly short-lived reflecting the reduced life cycle and shelf life of releases.

New digital music services continue to evolve with streaming and subscription based models gaining in consumer acceptance. Whilst physical product still delivers over 85% of European content owner revenues there is an increasing emphasis to focus on the digital supply chain. As yet major content owners have not made any structural price reduction to bolster demand for physical product in the face of the ever increasing digital competition.

[EDC 3Q2009 Volumes and Delta Explanation]:  Moving on to EDC Intl.’s 3Q2009 volume trends. EDC Intl. manufacturing and distribution volumes declined  17% Y/Y compared to an overall European CD market decline of approximately 13% Y/Y. EDC Intl.’s 3Q2009  underlying performance was broadly in line with the European market, the 4% pts. adverse variance to market reflecting the transitioning out of customers from EDC Blackburn in accordance with the ongoing Consolidation and Closure Plan. Significant items shipped in the quarter included releases from Mika, Pearl Jam and Ministry of Sound. Notably the top three releases in 3Q2009 shipped 1.8 million units compared to 3.6 million units in 3Q2008; a 50% decline illustrating the poor strength of 3Q2009 release rosters.  3Q2009 Disc manufacturing volumes declined 20% Y/Y being 7% pts. adverse to the European market. The adverse performance, in the main, can be attributed to the EDC Blackburn, Consolidation and Closure Plan. 3Q2009 Disc distribution volume fell 12% Y/Y, though 8% pts. of that 12% Y/Y distribution volume decline came from the lost customer UPI, which moved to a competitor in the 3Q2008. Excluding the UPI customer loss, the EDC Hannover 3Q2009 distribution volume performance was better than that of the European market by approximately 8% Y/Y reflecting the positive business development with a significant games customer, Activision Blizzard.

[EDC 3Q 2009 YTD Volumes and Delta Explanation]: Now looking to EDC Intl.’s 3Q 2009 YTD volume trends. EDC Intl.’s manufacturing and distribution volumes were down 17% Y/Y compared to an overall European CD market decline of approximately 11% Y/Y. Excluding the effect of the UPI customer loss, the EDC Intl. 3Q 2009 YTD volume decline was 13% Y/Y. The 2% pts. adverse performance to market reflects, amongst other matters, the Consolidation and Closure Plan at EDC Blackburn  and the weakness in our customer’s new release rosters, offset in part by the growth of low margin, non-traditional sales including special and joint venture projects. . The challenges posed in servicing the physically packaged entertainment product market continue to grow and are not anticipated to abate. The FY2009 is expected to remain very challenging.

[Key Failure Dispute with UMG]:  Now turning to the arbitration matters with UMG. As I discussed in our prior two release calls, EDC continues to dispute the Key Failure Notices issued by UMG on 19th of February relating to purported service level failures at EDC’s Hannover, Germany distribution facility. The preparation of legal argumentation is advanced, the three-member arbitration panel is in place and the arbitration panel is in the process of establishing a schedule for the proceeding. EDC remains confident that it will be successful in its defense against the Key Failure Notices.  With regard to UMG’s objection to the closure of EDC Blackburn, EDC continues to pursue resolution of this matter through arbitration, but the process remains at an early stage.  EDC has invited UMG to agree that the same arbitration panel be appointed to deal with this arbitration claim and with the pending arbitration related to the Key Failure dispute to accelerate resolution. EDC does not believe UMG’s claim has merit and intends to vigorously pursue the matter.

[Blackburn – Hannover Consolidation]: To conclude, I’ll now talk about the Blackburn – Hannover Consolidation Plan. As we discussed on the prior two investor calls, EDC’s Board of Directors made a clear determination that it was no longer commercially reasonable to continue serving EDC’s customers out of the Blackburn manufacturing facility. As a result, EDC’s Board approved a plan to consolidate, into EDC Germany, manufacturing volumes currently in EDC Blackburn, UK. To date the demand in the UK market for CD music products has declined a significant 12% pts. Y/Y but most notably the demand from UMG UK, serviced by EDC Blackburn, has fallen an astounding 21% pts. Y/Y, clearly further supporting the earlier conclusion as to the loss of commercial viability of the Blackburn facility. The Board’s approval remains conditioned upon receiving the necessary consents and approvals of the consolidation by EDC’s lenders, with which EDC continues to be in negotiation. We have provided the Blackburn employees with the legally required termination letters and have served notice of lease termination to the Blackburn Landlord in order to keep the plan on schedule while we continue negotiations with EDC’s lenders.  The Consolidation Plan is forecast to generate an annual incremental EBIT of over $5 million in FY2010, and incur ~ $9-10 million of one-time costs associated with the closure of Blackburn and the limited expansion required in Hannover. The Consolidation Plan is on schedule; employee terminations are in progress according to notice periods, independent UK based label customers have been fully transitioned out to alternative replicators, the expansion of Hannover is under way and the transfer of UMG UK volume from Blackburn to Hannover is in progress.

[Handoff to MDN]:  I’d now like to turn the call over to the Office of the CFO, from which one of its two members, Michael Nixon, will provide color on EDCI and EDC’s 3Q2009 and 3Q2009 YTD results.

Michael D. Nixon - EDCI Holdings, Inc. - Office of the CFO

[Overall 3Q2009 Results Delta]: Thank you, Roger.  In the 3Q2009, EDCI posted a loss from continuing operations of $1.4 million.  This compares to 3Q2008 income from continuing operations of a positive $2 million, after excluding $2.1 million for net gains on our currency swap and other foreign currency activities and $1.6 million of amortization of intangibles.  The resulting 3Q2009 decline of $3.4 million Y/Y in adjusted income from continuing operations was driven by a 17% Y/Y decline in 3Q2009 disc volumes and revenue pricing pressures.

[3Q2009 Revenues Delta]:  Turning to revenues, EDC Intl’s 3Q2009 revenues fell 27% Y/Y to ~ $43 million, driven mainly by a 17% Y/Y disc volume decline and lower revenues from changes in business mix.  This volume decline included a 20% Y/Y decline in manufactured units and a 12% Y/Y decline in distribution units.  In contrast to the two previous quarters, only 5 % pts of the 27% Y/Y 3Q2009 revenue decline was due to unfavorable exchange rate fluctuations.  However, EDC Intl’s 3Q2008 revenues included ~ $3 million from former distribution customer UPI, which was lost to a competitor in the 3Q2008, accounting for ~ 5 % pts of EDC Intl’s 3Q2009 revenue decline.

[3Q2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s 3Q2009 gross profit declined 35% Y/Y driven by the 17% Y/Y disc volume decline.  ~12 % pts, or $1.6 million of the 35% Y/Y gross profit decline, is attributable to the loss of the former distribution customer UPI.  As was the case with revenues, the pricing changes from our business mix also negatively impacted our gross profits. On an apples-to-apples basis, excluding the loss of the UPI gross profit, EDC Intl’s 3Q2009 gross margin percentage was 16% versus 17% in the 3Q2008.

[3Q2009 Operating Income Delta]:   Looking at the operating income line, EDCI posted an operating loss of $0.6 million in 3Q2009 compared to operating income of $1.6 million in 3Q2008, excluding amortization of intangibles and gross profit from the UPI business. The $2.2 million Y/Y decline in adjusted operating income in 3Q2009 was driven by the 24% decline in adjusted gross profit, which was only partially offset by lower  Y/Y SG&A. EDCI’s 3Q2009 lower Y/Y SG&A expense was primarily driven by a favorable US$ exchange rate fluctuation.

[Overall 3Q2009 YTD Results Delta]: Now looking at the 3Q2009 YTD, EDCI posted a loss from continuing operations of ~ $3 million, excluding over $7 million for severance costs related to the planned consolidation of UK operations into our Hannover facility and ~ $2 million from a one-time gain on the settlement of our cross-currency swap agreement.  This compares to 3Q2008 YTD income from continuing operations of over $4 million, after excluding ~ $1 million of losses related to valuation adjustments to our currency swap and foreign denominated transactions, and ~ $5 million of amortization of intangibles.  The  resulting 3Q2009 YTD decline of ~ $7 million Y/Y in adjusted income from continuing operations reflects the 17% Y/Y decline in 3Q2009 YTD disc volumes, including the loss of distribution customer UPI, and would have been even worse had SG&A costs not fallen by almost $6 million Y/Y.

[3Q2009 YTD Revenues Delta]:  Turning to 3Q2009 YTD revenues, EDC Intl’s 3Q2009 YTD revenues fell 30% Y/Y to ~ $121 million, driven in part by a 17% Y/Y disc volume decline and lower revenues from changes in business mix.  This volume decline included Y/Y declines of 17% in both manufactured and distributed units   It should be noted that roughly 1/3 of EDC Intl’s 3Q2009 YTD revenue decline was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl’s 3Q2008 YTD revenues included over $9 million from former distribution customer UPI, which was lost to a competitor in the 3Q2008, accounting for 5 % pts of EDC Intl’s 3Q2009 YTD revenue decline.

[3Q2009 YTD Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s 3Q2009 YTD gross profit declined 42% Y/Y driven by the 17% Y/Y disc volume decline and unfavorable US$ currency translation due to the strong US$.  ~9 % pts., or over $3 million of the 42% Y/Y gross profit decline, is attributable to the loss of the former distribution customer UPI.  Another 7 % pts of EDC Intl’s 3Q2009 YTD gross profit decline came from the unfavorable US$ translation.  On an apples-to-apples basis, excluding the loss of the UPI gross profit, EDC Intl’s 3Q2009 YTD gross margin percentage was 15% versus 17% in the 3Q2008 YTD.

[3Q2009 YTD Operating Income Delta]:   Looking at the operating income line, excluding the UK consolidation severance charge of over $7 million, EDCI posted an operating loss of ~ $3 million for the 3Q2009 YTD despite almost $6 million lower Y/Y SG&A expense.  This compares to EDCI 3Q2008 YTD operating income of $0.7 million, excluding amortization of intangibles and the gross profit from the UPI business. The $3.6 million Y/Y decline in operating income reflects the impact of falling disc volumes and thus revenues against a fixed cost structure geared toward high volumes. EDCI’s 3Q2009 YTD lower Y/Y SG&A expense was assisted by $2.5 million Y/Y from favorable US$ exchange rate fluctuations, and ~ $3 million Y/Y primarily from lower professional fees, outside services and employee compensation and benefit costs.

[3Q2009 YTD Balance Sheet Delta - Cash]:  Turning our attention to EDCI’s cash, EDCI ended 3Q2009 with ~ $51 million, or around $7.62 in cash per share,– almost all in U.S. treasury bills, down less than $1 million from 2Q2009 and almost $2 million from the 4Q2008 due primarily to employee compensation costs.    EDC itself, separate from EDCI, at the end of the 3Q2009 held ~ $27 million in unrestricted cash excluding less than $1 million that continues to be held in escrow for our Kings Mountain facility shutdown costs; however, that cash is before remaining severance payments of $6.8 million related to the closure of our Blackburn facility.

[3Q2009 YTD Balance Sheet Delta – EDCI Cash Burn Rate]:  As noted previously, EDCI’s 3Q2009 cash burn rate was less than $1 million, or more precisely $0.5 million.  As a result of continuing corporate cost savings efforts that have resulted in lower compensation costs, professional fees and outside services costs, EDCI has been able to reduce the FY2009 annualized estimated cash burn rate to a current run rate of ~$2.5 million, or ~ 37 cents per share down from the previous FY2009 annualized estimated cash burn rate of $3.6 million, or ~ 54 cents per share.  Once again, this is after an allocation to EDC.  EDCI will continue to review its professional fees and staffing requirements for further cost saving opportunities.

[3Q2009 YTD Balance Sheet Delta – EDCI Cash Burn Rate – Interest Income]:  Looking at returns on EDCI’s investments, as was the case at year-end 2008 and thus far in 2009, EDCI’s cash continues to receive meager returns at best on its investments in essentially interest free U.S. treasury bills.  In light of the proposed Plan of Dissolution and subsequent distribution of cash to stockholders and continued economic conditions, EDCI management with the support of the EDCI Board has decided to maintain its current, although conservative, investment strategy. EDCI continues to monitor market conditions for suitable investments for EDCI’s cash.

[3Q2009 YTD Tax Loss Carryforwards/ NOLs]:  As for EDCI’s tax NOLs, at the end of 3Q2009, EDCI had $291 million of unrestricted U.S. tax NOLs.  These NOLS, which can be used to offset future taxable income, begin to expire ten years from now in 2019.   EDCI continues to monitor extremely closely EDCI’s 382 limitations, keeping close track on the impact of our stock buyback program on stockholders currently outside the all-important three-year window.  EDCI must consider that its buyback program may inadvertently thrust sub-5% stockholders into that Section 382 bucket, and balance that risk against the accretion to cash/share that comes from sub-cash/share repurchases. EDCI strongly recommends that any EDCI stockholders approaching 5% notify EDCI management in order to reduce the odds of EDCI inadvertently impairing its NOL tax situation.

[Buyback Program]:  Now for a brief update on EDCI’s stock buyback plan – In the 3Q2009, EDCI continued to repurchase shares using the 10b5-1 program that went into effect in late June 2009.  During the 3Q2009, EDCI made stock repurchases under the stock buyback plan of approximately 29,000 shares at an average price of $5.02/share. To date, EDCI has repurchased approximately 371,000 shares of EDCI common stock, at an average price of $4.45/share, including approximately 221,000 under the stock buyback plan.   Any future repurchases made under EDCI’s stock buyback plan should be done in such a manner that ensures that EDCI has a sound cushion in regards to the change of ownership requirements, and are thus not endangering the NOLs.  I should note that under Rule 10b-18 of the Securities and Exchange Act of 1934, we are limited in how many shares we can purchase in the open market on any given day.

[3Q2009 Balance Sheet Delta]:   Now turning to the rest of EDCI’s balance sheet, as was the case at year-end 2008, EDCI, at the holding company, non-consolidated level, continued to be essentially debt-free throughout 3Q2009. EDC ended the 3Q2009 with long term debt of ~ $9 million, of which $7 million was due to Wachovia.  From an A/R standpoint, EDC Intl’s 3Q2009 accounts receivable DSO stood at 31 days up from 26 days as of December 31, 2008.  While EDC’s working capital stood at $17 million, up 15% from the 2Q2009 level of ~ $15 million primarily due to the timing of invoicing and payments received from our largest customer. Lastly, EDC continues to own the Kings Mountain facility currently listed at $8.9 million, receiving sporadic interest from prospective bidders.

I’ll now turn the call back over to Clarke for some final comments before we go to Q&A.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

[Conclusion]:  Thank you Michael.  As you can see, this management team and the EDCI Board of Directors have worked tirelessly in a very demanding economy and morose industry. They have made the tough, gut-wrenching decisions including the sale of the U.S. operations, the reduction of headcount and salaries, the elimination of non-essential services, the consolidation of Blackburn into Hannover, the defense of KFNs from Universal Music and now the ultimate recommendation to dissolve and liquidate EDCI.  I applaud them for their courage, commitment and never wavering goal of doing the right thing.  As time marches on, I will miss working with such a great group of people.

I will now turn the call over to the operator for Q&A.